Exhibit 99.1

PUBLIC OFFER OF FLAGSTONE REASSURANCE SUISSE SA TO THE
SHAREHOLDERS OF ALLIANCE INTERNATIONAL REINSURANCE PUBLIC
COMPANY LIMITED

Flagstone Reassurance Suisse SA announces its decision to submit a Voluntary Public Offer (the “Offer”) for the acquisition of up to 100% of the share capital of Alliance International Reinsurance Public Co Ltd (“Alliance Re”, “ALL”), a public company listed on the CSE.

The total number of issued shares of Alliance Re is 68.347.215 of nominal value of €0,51 each.

Flagstone Reassurance Suisse SA holds 9.977.664 shares of Alliance Re (14,60% of ALL’s share capital) and has today acquired 10.498.164 ALL shares (15,36%) from EOS Partners LP and submitted to the CSE the relevant off the floor transaction documents. Upon completion of this off the floor transaction, Flagstone Reassurance Suisse SA will own 20.475.828 ALL shares amounting to 29,96% of ALL’s share capital.

The proposed consideration of the Offer is €0,48 per Alliance Re share, which will be paid in cash to all accepting shareholders.

Flagstone Reassurance Suisse SA seeks to acquire 100% of the shares of ALL. The Offer will be declared unconditional after Flagstone Reassurance Suisse SA acquires more than 50% of Alliance Re’s share capital.

The Chairman and CEO of Alliance Re Khader Hemsi who holds 10.889.522 shares in ALL (15,93%) and associated persons to Khader Hemsi holding 2.775.060 shares (4,06%) have irrevocably committed to accept the Offer. Andreas Aloneftis, Alliance Re’s Executive Vice Chairman and Infineon Investments Ltd (a related company to Andreas Aloneftis) which hold 65.020 and 4.457.262 shares (6,52%) respectively have also irrevocably committed to accept the Offer.

The Offer is subject to the approval of the Commission for the Protection of Competition in Cyprus and other competent authorities in Cyprus and Switzerland.

For the payment of the proposed consideration, Flagstone Reassurance Suisse SA has proceeded with all necessary arrangements with a banking institution.

Further information on the Public Offer will be included in the Public Offer Document, which will be prepared pursuant to the provisions of the Takeover Bids Law of 2007 of the Republic of Cyprus.

This announcement is made pursuant to article 6(2) of the Takeover Bids Law of 2007 and the relevant directives of the Cyprus Securities and Exchange Commission.

Flagstone Reassurance Suisse SA is a subsidiary company of Flagstone Reinsurance Holdings Limited, a global reinsurance company with a focus on specialty, property, property catastrophe and short-tail casualty reinsurance. Both Flagstone Reinsurance Holdings Limited and its subsidiary Flagstone Reassurance Suisse SA have been rated A- (stable outlook) from A.M. Best and Fitch Ratings and A3 (stable outlook) from Moody’s Investors Service regarding their financial strength. Flagstone Reinsurance Holdings Limited shares are listed on the New York Stock Exchange and its current market capitalization is around $1.1 billion.